Jason Industries Reports Third Quarter 2019 Results
Announces Additional Facility Consolidations

MILWAUKEE, November 8, 2019 -- Jason Industries, Inc. (NASDAQ: JASN) (“Jason” or the “Company”) today reported its results for third quarter 2019.

Third Quarter Financial Results

Key financial results for the third quarter 2019 versus the year ago period include:

Continuing Operations
•Net sales of $85.6 million decreased $21.4 million or 20.0 percent, and included a negative 5.4 percent impact from the planned exit of non-core businesses, a positive 4.1 percent impact from the acquisition of a business and a negative 1.4 percent from foreign currency translation. Organic sales declined 17.3 percent primarily due to overall weaker end-market demand in both Engineered Components and Industrial.
•Net loss of $30.0 million, or $1.08 diluted loss per share, increased $25.8 million and $0.90 per share, and includes a non-cash intangible asset impairment charge of $20.6 million.
•Adjusted EBITDA of $3.1 million, or 3.6 percent of net sales, decreased $7.7 million, driven primarily by lower overall volumes.

Continuing and Discontinued Operations Cash Flows
•Operating cash flow was negative $6.9 million, a decrease of $15.8 million, primarily due to lower adjusted EBITDA and $3.4 million of transaction costs primarily related to the Fiber Solutions divestiture.
•Free cash flow was negative $9.3 million, a decrease of $15.5 million, due to lower operating cash flow, partially offset by lower capital expenditures.

“Weak economic conditions in Europe and Asia, lower general industrial production in North America, and softening end-market demand with our OEM customers impacted Jason's results. During the quarter we experienced reduced OEM build schedules and channel inventory destocking in both segments" said Brian Kobylinski, chairman and chief executive officer of Jason. “Despite these turbulent market conditions we remain focused on running the business and are encouraged by new platform wins, share gains, improved operational performance, facility consolidations and cost reductions, and acquisition integration. We are transforming our portfolio and better positioning the business for an improved demand environment."
Highlights during the quarter include:

•Completed the sale of the North America Fiber Solutions segment to Motus Integrated Technologies with sale proceeds of $71.6 million net of cash divested, liabilities assumed by the buyer, and transaction costs. The Fiber Solutions segment is now reported in discontinued operations for all periods presented.

•Completed the consolidation of the Schaffner manufacturing facility in Jackson, Mississippi into other manufacturing locations within the Industrial segment. In addition, subsequent to the quarter, the Company announced the consolidation of the three remaining Schaffner manufacturing facilities in Pittsburgh, Pennsylvania and Livonia and Northville, Michigan. The integration of Schaffner is now expected to result in approximately $3 million of annual cost synergies from supply chain, facility, labor, and fixed overhead reductions by mid-2020, with restructuring costs and capital expenditures of approximately $3 million.

Key financial results within the segments for the third quarter 2019 versus the year ago period include:

•Industrial net sales of $48.9 million decreased $2.2 million, or 4.2 percent, including a negative foreign currency translation impact of 2.8 percent, and a positive 8.6 percent impact from the Schaffner acquisition. Organic sales decreased 10.0 percent driven by lower volumes due to weaker industrial markets in North America, Europe, and Asia. Adjusted EBITDA was $5.0 million, or 10.2 percent of net sales, a decrease of $2.6 million from 14.9 percent of net sales. Adjusted EBITDA decreased on lower volumes and lower income from the Asian joint venture operations in China and Taiwan, partially offset by pricing.

•Engineered Components net sales of $36.8 million decreased $19.3 million, or 34.4 percent, including a negative 10.3 percent from the exit of the non-core smart meter product line. Organic sales decreased 24.1 percent due to softer demand from OEM customers in heavy industry, turf care, and motorcycle seating, with weakening demand in general industrial metals products, and continued volume declines in rail. Adjusted EBITDA was $1.4 million, or 3.9 percent of net sales, compared with 11.0 percent of net sales in the prior year. The Adjusted EBITDA decrease was driven by lower volumes and unfavorable product mix, partially offset by pricing, lower steel prices, and operational continuous improvement savings. A non-cash intangible asset impairment charge of $20.6 million was recorded in a business in the Engineered Components segment due to sustained sales and profitability declines.

•Corporate expenses of $3.3 million increased $0.4 million versus the prior year.

Strategic Alternatives Update:

•On August 12, 2019, the Company announced that its Board of Directors has engaged BMO Capital Markets Corp. to explore strategic alternatives, including a potential sale of the Company. The evaluation process is underway and there are no further developments to disclose.

Other Information:

•Net debt to Adjusted EBITDA on a trailing twelve-month basis was 11.0x as of the end of the third quarter, an increase from 5.1x as of the end of 2018. Total liquidity as of the end of the third quarter was $110.6 million comprised of $92.7 million of cash and cash equivalents and $17.9 million of availability on revolving loan facilities globally. In connection with the August 30, 2019 sale of the North America Fiber Solutions segment, the Company received net cash proceeds, as defined by the Senior Secured Credit Facilities, of $63.1 million. The Company intends to reinvest these net proceeds as permitted under the terms of the Senior Secured Credit Facilities. Permitted reinvestments include capital expenditures, repairs and maintenance and permitted acquisitions, if such reinvestments occur within twelve months following receipt of such net cash proceeds or within 180 days of a contractual commitment if such a commitment is made during the twelve month period. To the extent there are net cash proceeds that are not reinvested during the aforementioned period, a mandatory prepayment of debt is required.

Conference Call:

The Company will hold a conference call to discuss its third quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-451-6152 (domestic) or 201-389-0879 (international). Participants should ask for the Jason Industries Third Quarter 2019 Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the replay passcode 13642137. The telephonic replay will be available until 11:59 pm (Eastern Time), November 15, 2019. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the industrial and engineered components markets, including Osborn (Richmond, Ind. and Burgwald, Germany), Metalex (Libertyville, Ill.), and Milsco (Milwaukee, Wis.). Headquartered in Milwaukee, Wis., Jason employs more than 2,600 people in 13 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; volatility in the prices of raw materials and the Company’s ability to pass along increased costs; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; risks associated with the ability to identity and complete strategic alternatives; ability to maintain compliance with the continued listing standards of the NASDAQ Capital Market; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the impact of proposed and potential regulations related to the U.S. Tax Cuts and Jobs Act; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K/A, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) from continuing operations before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other restructuring charges, transaction-related expenses, other professional fees, purchase accounting adjustments, lease expense associated with vacated facilities and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, (ii) sales from divested businesses or exited non-core businesses, and (iii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) and (b) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding prior year period organic sales.
Contact Information
Investor Relations:
Rachel Zabkowicz
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2019	September 28, 2018	September 27, 2019	September 28, 2018
Net sales	$85,610	$107,029	$296,654	$355,440
Cost of goods sold	70,840	84,562	239,218	275,495
Gross profit	14,770	22,467	57,436	79,945
Selling and administrative expenses	20,416	20,169	63,699	67,717
Impairment charges	20,597	—	20,597	—
Loss (gain) on disposals of property, plant and equipment - net	14	(88)	18	94
Restructuring	1,277	298	3,795	1,245
Operating (loss) income	(27,534)	2,088	(30,673)	10,889
Interest expense	(8,180)	(8,326)	(24,738)	(24,709)
Equity income	45	468	167	903
Other income - net	932	51	611	606
Loss from continuing operations before income taxes	(34,737)	(5,719)	(54,633)	(12,311)
Tax benefit	(4,691)	(1,435)	(5,424)	(2,773)
Net loss from continuing operations	$(30,046)	$(4,284)	$(49,209)	$(9,538)
Net (loss) income from discontinued operations, net of tax	(3,121)	(174)	(4,130)	4,087
Net loss	$(33,167)	$(4,458)	$(53,339)	$(5,451)
Accretion of dividends on preferred stock and redemption premium	845	781	2,485	3,274
Net loss allocable to common shareholders of Jason Industries	$(34,012)	$(5,239)	$(55,824)	$(8,725)

Basic and diluted net (loss) income per share allocable to common shareholders of Jason Industries:
Net loss per share from continuing operations	$(1.08)	$(0.18)	$(1.82)	$(0.46)
Net (loss) income per share from discontinued operations	(0.11)	(0.01)	(0.15)	0.15
Basic and diluted net loss per share	$(1.19)	$(0.19)	$(1.97)	$(0.32)

Weighted average number of common shares outstanding:
Basic and diluted	28,632	27,683	28,348	27,565

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	September 27, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$92,695	$46,457
Accounts receivable - net	41,641	41,325
Inventories	55,435	55,627
Other current assets	8,039	7,049
Current assets held for sale	—	45,681
Total current assets	197,810	196,139
Property, plant and equipment - net	82,048	90,909
Right-of-use operating lease assets	28,585	—
Goodwill	45,111	44,065
Other intangible assets - net	70,004	96,446
Other assets - net	10,132	11,679
Noncurrent assets held for sale	—	64,359
Total assets	$433,690	$503,597

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities
Current portion of long-term debt	$5,769	$5,687
Current portion of operating lease liabilities	5,469	—
Accounts payable	27,578	35,331
Accrued compensation and employee benefits	10,325	12,154
Accrued interest	1	89
Other current liabilities	14,307	13,923
Current liabilities held for sale	—	18,679
Total current liabilities	63,449	85,863
Long-term debt	384,170	386,101
Long-term operating lease liabilities	25,567	—
Deferred income taxes	10,002	17,613
Other long-term liabilities	15,409	19,506
Noncurrent liabilities held for sale	—	2,297
Total liabilities	498,597	511,380

Shareholders’ (Deficit) Equity
Preferred stock	43,090	40,612
Jason Industries common stock	3	3
Additional paid-in capital	155,138	155,533
Retained deficit	(232,923)	(180,360)
Accumulated other comprehensive loss	(30,215)	(23,571)
Total shareholders’ (deficit) equity	(64,907)	(7,783)
Total liabilities and shareholders’ (deficit) equity	$433,690	$503,597

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Nine Months Ended
Includes cash flow activities from both continuing and discontinued operations	September 27, 2019	September 28, 2018
Cash flows from operating activities
Net loss	$(53,339)	$(5,451)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	19,996	20,415
Amortization of intangible assets	8,787	11,242
Amortization of deferred financing costs and debt discount	2,211	2,199
Non-cash operating lease expense	6,193	—
Equity income	(167)	(903)
Deferred income taxes	(6,684)	(2,580)
Loss on disposals of property, plant and equipment - net	14	154
Non-cash impact of business divestitures and dissolutions	(1,050)	—
Non-cash impairment charge	20,597	—
Dividends from joint venture	728	—
Share-based compensation	2,609	1,728
Net increase (decrease) in cash, net of acquisitions and dispositions, due to changes in:
Accounts receivable	1,919	(5,155)
Inventories	2,686	4,368
Other current assets	(1,029)	811
Accounts payable	(9,462)	(506)
Accrued compensation and employee benefits	(2,702)	(689)
Accrued interest	(88)	(194)
Accrued income taxes	(115)	(3,548)
Operating lease liabilities, net	(5,923)	—
Other - net	(996)	(1,876)
Total adjustments	37,524	25,466
Net cash (used in) provided by operating activities	(15,815)	20,015
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment	1,145	202
Payments for property, plant and equipment	(8,743)	(9,636)
Proceeds from divestiture, net of cash divested and liabilities assumed by buyer	75,021	—
Acquisition of business, net of cash acquired	(11,000)	—
Acquisitions of patents	(32)	(44)
Net cash provided by (used in) investing activities	56,391	(9,478)
Cash flows from financing activities
Payments of deferred financing costs	(331)	(609)
Payments of First and Second Lien term loans	(2,325)	(4,825)
Proceeds from other long-term debt	3,298	3,314
Payments of other long-term debt	(4,585)	(5,358)
Payments of finance lease obligation	(246)	—
Value added tax paid from building sale	(707)	—
Other financing activities - net	(627)	(14)
Net cash used in financing activities	(5,523)	(7,492)
Effect of exchange rate changes on cash and cash equivalents	(527)	(562)
Net increase in cash and cash equivalents	34,526	2,483
Cash and cash equivalents, beginning of period(1)	58,169	48,887
Cash and cash equivalents, end of period	$92,695	$51,370

(1) Cash and cash equivalents at December 31, 2018 includes $11.7 million of cash and cash equivalents that have been reclassified as held for sale due to the sale of the North American fiber solutions business, which has been classified as a discontinued operation.

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2018					2019
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Industrial
Net sales	$53,978	$55,454	$51,016	$47,189	$207,637	$49,737	$54,993	$48,859		$153,589
Adjusted EBITDA	7,799	8,437	7,579	5,164	28,979	6,841	5,927	5,004		17,772
Adjusted EBITDA % net sales	14.4%	15.2%	14.9%	10.9%	14.0%	13.8%	10.8%	10.2%		11.6%

Engineered Components
Net sales	$69,427	$69,552	$56,013	$48,358	$243,350	$56,588	$49,726	$36,751		$143,065
Adjusted EBITDA	9,003	10,433	6,150	3,906	29,492	5,736	3,552	1,424		10,712
Adjusted EBITDA % net sales	13.0%	15.0%	11.0%	8.1%	12.1%	10.1%	7.1%	3.9%		7.5%

Corporate
Adjusted EBITDA	$(2,853)	$(3,536)	$(2,949)	$(2,735)	$(12,073)	$(2,070)	$(2,758)	$(3,347)		$(8,175)

Consolidated - Continuing Operations
Net sales	$123,405	$125,006	$107,029	$95,547	$450,987	$106,325	$104,719	$85,610		$296,654
Adjusted EBITDA	13,949	15,334	10,780	6,335	46,398	10,507	6,721	3,081		20,309
Adjusted EBITDA % net sales	11.3%	12.3%	10.1%	6.6%	10.3%	9.9%	6.4%	3.6%		6.8%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	3Q 2019
	Industrial	Engineered Components	Jason Consolidated

Net sales
Organic sales growth	(10.0)%	(24.1)%	(17.3)%
Currency impact	(2.8)%	—%	(1.4)%
Acquisitions	8.6%	—%	4.1%
Divestiture & Non-Core Exit	—%	(10.3)%	(5.4)%
Growth as reported	(4.2)%	(34.4)%	(20.0)%

	YTD 2019
	Industrial	Engineered Components	Jason Consolidated

Net sales
Organic sales growth	(6.5)%	(16.6)%	(11.9)%
Currency impact	(3.9)%	—%	(1.8)%
Acquisitions	6.1%	—%	2.7%
Divestiture & Non-Core Exit	—%	(10.0)%	(5.5)%
Growth as reported	(4.3)%	(26.6)%	(16.5)%

Free Cash Flow
(Includes cash flow activities from both continuing and discontinued operations)

	3Q		YTD
	2018	2019	2018	2019
Operating Cash Flow	$8,875	$(6,930)	$20,015	$(15,815)
Less: Capital Expenditures	(2,697)	(2,409)	(9,636)	(8,743)
Free Cash Flow	$6,178	$(9,339)	$10,379	$(24,558)

Net Debt to Adjusted EBITDA

September 27, 2019
Current and long-term debt	$389,939
Add: Debt discounts and deferred financing costs	4,910
Less: Cash and cash equivalents	(92,695)
Net Debt	$302,154

Adjusted EBITDA
4Q18	$6,335
1Q19	10,507
2Q19	6,721
3Q19	3,081
TTM Adjusted EBITDA	26,644
Acquisitions TTM Adjusted EBITDA*	901
Pro Forma TTM Adjusted EBITDA	27,545

Net Debt to Adjusted EBITDA**	11.0x

*Acquisitions TTM Adjusted EBITDA includes Adjusted EBITDA prior to the date of the acquisition during the trailing twelve months.

**Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 6.62x as of September 27, 2019. See Form 10-Q for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2018					2019
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Net loss from continuing operations	$(2,670)	$(2,585)	$(4,284)	$(6,163)	$(15,702)	$(7,628)	$(11,535)	$(30,046)		$(49,209)
Interest expense	8,005	8,378	8,326	8,634	33,343	8,218	8,340	8,180		24,738
Tax benefit	(599)	(740)	(1,435)	(2,784)	(5,558)	741	(1,474)	(4,691)		(5,424)
Depreciation and amortization	8,187	8,394	7,117	7,185	30,883	6,835	8,758	6,973		22,566
EBITDA	12,923	13,447	9,724	6,872	42,966	8,166	4,089	(19,584)		(7,329)
Adjustments:
Restructuring(1)	280	667	298	554	1,799	1,366	1,152	1,277		3,795
Transaction-related expenses(2)	—	—	—	—	—	236	406	28		670
Integration and other restructuring costs(3)	357	712	—	(662)	407	(51)	392	392		733
Share-based compensation(4)	218	497	846	879	2,440	782	686	357		1,825
Loss (gain) on disposals of property, plant and equipment—net(5)	171	11	(88)	(1,308)	(1,214)	8	(4)	14		18
Impairment charges(6)	—	—	—	—	—	—	—	20,597		20,597
Total adjustments	1,026	1,887	1,056	(537)	3,432	2,341	2,632	22,665		27,638
Adjusted EBITDA	$13,949	$15,334	$10,780	$6,335	$46,398	$10,507	$6,721	$3,081		$20,309

(1)Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than financing leases in 2018 and financing and operating leases in 2019.
(2)Transaction-related expenses primarily consist of professional fees and other expenses related to acquisitions, divestitures and financing activities.
(3)During 2019, integration and other restructuring costs included $0.8 million of integration costs related to acquisitions in the industrial segment, $0.4 million of lease expense for facilities that have been or are planned to be vacated in connection with plant consolidations in the engineered components segment and $0.4 million of excess inventory reserves for a vacated warehouse in the engineered components. This was offset by $0.8 million due to the reclassification to earnings of a foreign currency translation gain for the wind down and substantial dissolution of certain U.K. entities. During 2018, integration and other restructuring costs included $0.3 million for costs related to the exit of the non-core smart meter product line in the engineered components segment, $0.1 million related to legal entity restructuring activities and $0.1 million associated with the insurance deductible related to a force majeure incident at a supplier in the engineered components segment. The supplier incident had resulted in incremental costs to maintain production throughout 2018, with such costs offset by insurance recoveries received during the third and fourth quarters of 2018. These costs were partially offset by $0.2 million of net legal settlement income related to proceeds from claims in the engineered components segment associated with periods prior to the Company’s go public business combination. Such items are not included in restructuring for GAAP purposes.
(4)Represents non-cash share based compensation expense from continuing operations for awards under the Company’s 2014 Omnibus Incentive Plan.
(5)During 2018, loss (gain) on disposals of property, plant and equipment included for the fourth quarter of 2018 a gain of $1.3 million on the sale of a building related to the closure of the engineered components segment’s U.K. facility and for the first quarter of 2018 included a loss of $0.2 million from the disposition of equipment in connection with the consolidation of the engineered components segment’s Libertyville, Illinois facilities.
(6)In the third quarter of 2019, non-cash impairment charges of $14.9 million and $5.7 million were recorded for customer relationship and trademark intangible assets, respectively, related to a business in the engineered components segment due to sustained sales and profitability declines.